EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Settles Patent Litigation with Cook Medical

IRVINE, Calif., October 17, 2012 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that it has entered into a comprehensive settlement agreement with Cook Incorporated in the patent infringement lawsuit filed against the Company in October 2009 and which involved two Cook Incorporated patents which have subsequently expired. The case had previously been scheduled to go to trial at the end of October 2012.

John McDermott, President and Chief Executive Officer of Endologix, said, “We are pleased to enter this settlement agreement with Cook, which ends the patent dispute between the two companies and eliminates our exposure to continued legal liability and costs in the matter.”

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements relating to the Company’s legal liabilities and expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

# # #